Exhibit 10.1

AGREEMENT

This AGREEMENT, dated as of May 3, 2015 (this “Agreement”), is by and among CAMPUS CREST COMMUNITIES, INC., a Maryland corporation (the “Company”), and CLINTON RELATIONAL OPPORTUNITY MASTER FUND, L.P. ("Clinton"), on behalf of itself and the entities and natural persons listed on Schedule A hereto (collectively, the “Clinton Group”) (each of the Company and the Clinton Group, a “Party” to this Agreement and, collectively, the “Parties”).

WHEREAS, the Clinton Group Economically Owns (as defined below) shares of common stock of the Company (the “Common Stock”) totaling, in the aggregate, 1,026,582 shares, or approximately 1.6% of the issued and outstanding Common Stock; and

WHEREAS, the Company and the Clinton Group have agreed that it is in their mutual interest to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

REPRESENTATIONS

SECTION 1.1 Representations and Warranties of the Clinton Group. Clinton, represents and warrants that (a) this Agreement and the performance by each member of the Clinton Group of its obligations hereunder (i) has been duly authorized, executed and delivered by Clinton, and is a valid and binding obligation of Clinton, enforceable against Clinton and the applicable members of the Clinton Group in accordance with its terms, (ii) does not require approval by any owners or holders of any equity interest in any member of the Clinton Group (except as has already been obtained) and (iii) does not and will not violate any law, any order of any court or other agency of government, the charter or other organizational documents of any member of the Clinton Group, as amended, or any provision of any agreement or other instrument to which any member of the Clinton Group or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such agreement or instrument, except for such conflicts, defaults, breaches, liens, charges, restrictions, claims, encumbrances, adverse penalties or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Clinton or any applicable member of the Clinton Group to perform its obligations hereunder, and (b) as of the date of this Agreement, the Clinton Group Economically Owns in the aggregate the number of shares of Common Stock as is accurately and completely set forth (including, without limitation, as to the form of ownership) on Schedule A hereto and no member of the Clinton Group or any of its Affiliates Economically Owns any other securities of the Company.

SECTION 1.2 Representations and Warranties of the Company. The Company represents and warrants that this Agreement and the performance by the Company of its obligations hereunder (i) has been duly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, (ii) does not require the approval of the shareholders of the Company and (iii) does not and will not violate any law, any order of any court or other agency of government, the charter or other organizational documents of the Company, as amended, or any provision of any agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such agreement or instrument, except for such conflicts, defaults, breaches, liens, charges, restrictions, claims, encumbrances, adverse penalties or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations hereunder.

ARTICLE II

COVENANTS

SECTION 2.1 Directors.

(a) Within three (3) business days following the date of this Agreement, the Board of Directors of the Company (the “Board”) shall in compliance with applicable law and the Company's governing documents (i) increase the size of the Board from six (6) to eight (8) directors, (ii) appoint each of Raymond C. Mikulich and Randall Brown (together with any replacements therefor, the “Director Designees”) as a director of the Company, and (iii) appoint Curtis B. McWilliams as a director of the Company. At the Company’s 2015 annual shareholders’ meeting (the “2015 Annual Meeting”), which the Company covenants and agrees to hold, unless otherwise agreed to by Clinton, no later than July 31, 2015, the Board will nominate the Director Designees and Mr. McWilliams for election to the Board, will recommend in the Company’s definitive proxy statement in connection with the 2015 Annual Meeting that the Company’s shareholders vote to elect the Director Designees and Mr. McWilliams at the 2015 Annual Meeting and will solicit the vote of the Company's shareholders for the Director Designees and Mr. McWilliams in the same manner as the other nominees of the Company standing for election as directors. If during the Standstill Period Mr. McWilliams is unwilling or unable for any reason to serve as a director, the Clinton Group and the Board shall mutually agree on a replacement director who qualifies as an “independent director” for purposes of Section 303A of the Listed Company Manual of the New York Stock Exchange and the Board shall appoint such director as promptly as practicable. If during the Standstill Period either of the Director Designees is unwilling or unable for any reason to serve as a director, the Clinton Group shall have the right to submit the name of a replacement person (the “Replacement”) who qualifies as an “independent director” for purposes of Section 303A of the Listed Company Manual of the New York Stock Exchange, has relevant financial and business experience to serve on the Board, and is otherwise reasonably acceptable to the Nominating Committee of the Board. If the proposed Replacement is not accepted by the Nominating Committee, the Clinton Group shall have the right to submit another proposed Replacement for consideration by the Nominating Committee. The Clinton Group shall have the right to continue submitting the name of a proposed Replacement for consideration by the Nominating Committee until the Nominating Committee approves that such Replacement may serve as a nominee for election as director or serve as a director for the remainder of the term of such Director Designee, whereupon the Board shall appoint such director as promptly as practicable. All references in this Agreement to one or more Director Designees shall include any Replacement of any such Director Designees.

(b) The Company agrees that through the conclusion of the 2016 annual shareholders’ meeting (the “2016 Annual Meeting”), if any Director Designee voluntarily resigns as a director of the Company, refuses to serve or is unable to serve as a director of the Company for any reason including without limitation due to death or incapacity or due to any removal for cause, then the Clinton Group shall have the right to submit the name of a Replacement who qualifies as an “independent director” for purposes of Section 303A of the Listed Company Manual of the New York Stock Exchange, has relevant financial and business experience to serve on the Board, and is otherwise reasonably acceptable to the Nominating Committee of the Board. If the proposed Replacement is not accepted by the Nominating Committee, the Clinton Group shall have the right to submit another proposed Replacement for consideration by the Nominating Committee. The Clinton Group shall have the right to continue submitting the name of a proposed Replacement for consideration by the Nominating Committee until the Nominating Committee approves that such Replacement may serve as a nominee for election as director or serve as a director for the remainder of the term of such Director Designee, whereupon the Board shall appoint such director as promptly as practicable. For the avoidance of doubt, any replacement Director Designee shall be subject to the Board’s good faith customary due diligence process, including review of a Directors’ and Officers’ questionnaire, background check and interviews.

(c) The Board and the Company shall have no obligation to nominate any Director Designee for election at the 2016 Annual Meeting. No later than 10 business days prior to the first day of the advance notice period for shareholders to nominate directors for election at the 2016 Annual Meeting, the Company shall notify the Clinton Group if it determines to not nominate any of the Director Designees for election at the 2016 Annual Meeting.

(d) For the avoidance of doubt, the Clinton Group does not have any obligation to support the nomination of, or to vote for, any Director Designee (or vote for or against any other matter) at the 2016 Annual Meeting.

(e) The Parties acknowledge that the Company has separately agreed to nominate Jack McWhirter for election to the Board at the 2015 Annual Meeting.

(f) During the Standstill Period, other than in connection with a good faith, arm's length acquisition or strategic transaction approved by the Transaction Committee with an unaffiliated person in which the Company receives material cash infusion, the Company shall not increase the size of the Board in excess of nine (9) members, and shall not decrease the size of the Board if such decrease would require the resignation of one or more of the Director Designees or Mr. McWilliams, without the prior written consent of Clinton.

SECTION 2.2 Committees.

(a) Within three (3) business days following the date of this Agreement, the Board shall reconstitute its existing Transaction Committee with responsibility for evaluating financial and strategic alternatives and making recommendations to the full Board with respect to such financial and strategic alternatives (the “Transaction Committee”). The Charter of the Transaction Committee shall be as set forth in Exhibit A hereto, which Charter shall not be amended prior to the end of the Standstill Period without the prior written consent of Clinton. The Transaction Committee shall be comprised of Mr. Mikulich, Mr. McWilliams and Mr. Rick Kahlbaugh, and Mr. Mikulich shall be offered membership on the Transaction Committee (to the extent it is constituted) at all times that he is serving on the Board. During the Standstill Period, the Company shall not increase the size of the Transaction Committee in excess of three (3) members, and shall not decrease the size of the Transaction Committee if such decrease would require the resignation of Mr. Mikulich, without the prior written consent of Clinton. In the event of the replacement of Mr. Mikulich on the Board during the Standstill Period, Randall Brown or the replacement designee of Clinton as set forth in Section 2.1(b) shall be promptly appointed to the committee seat vacated by Mr. Mikulich and shall have all of the rights set forth herein for Mr. Mikulich. The Director Designees will receive the same compensation and equity awards as the other members of the Board and other members of committees of the Board and shall have the option to receive elect to receive Transaction Committee compensation solely in the form of equity awards.

(b) Within three (3) business days following the date of this Agreement, the Board shall offer membership to each of the Director Designees to no less than two (2) Committees of the Board (in the case of Mr. Mikulich, including the Transaction Committee). In the event of the replacement of any Director Designee on the Board, the replacement designee of Clinton as set forth in Section 2.1(b) shall be promptly offered membership to the committee seat vacated by such Director Designee. During the Standstill Period, each of the Director Designees and their replacements shall be offered membership to serve on no less than two (2) Committees of the Board (in the case of Mr. Mikulich, including the Transaction Committee).

SECTION 2.3 Participation by Campus Evolutions in Strategic Review Process. As promptly as practicable following the date of this Agreement, and in any event within five (5) business days, the Company shall invite Campus Evolution Villages, LLC (“CEV”) to participate in the Company’s ongoing strategic review process, including, without limitation, by meeting with the Transaction Committee, conditioned upon CEV’s execution and delivery of a confidentiality agreement on substantially the same terms as the form of confidentiality agreement executed by other interested participants in the strategic review process.

SECTION 2.4 Voting Provisions. During the Standstill Period, and other than at the Company’s 2015 Annual Meeting, each member of the Clinton Group shall cause, and shall cause its respective Affiliates to cause, all shares of Common Stock or any rights, warrants, options or other securities convertible into or exchangeable for shares of Common Stock or any other securities of the Company (such rights, warrants, options or other securities, the “Other Securities”) for which they have the right to vote to be present for quorum purposes and to be voted at any meeting of shareholders or at any adjournments or postponements thereof, and to consent in connection with any action by consent in lieu of a meeting, (i) in favor of each director nominated and recommended by the Board for election at any such meeting, (ii) against any shareholder nominations for director which are not approved and recommended by the Board for election at any such meeting and against any proposals or resolutions to remove any member of the Board and (iii) in accordance with the recommendation by the Board in accordance with the terms of this Agreement on all other proposals of the Board set forth in the Company’s proxy statement (except that the Clinton Group and its Affiliates shall not be required to vote its shares of Common Stock or Other Securities in accordance with the recommendations of the Board in connection with (A) any extraordinary corporate transaction involving the Company or any of its Affiliates, including, a change of control transaction, merger, reorganization, recapitalization, extraordinary dividend, liquidation or sale or transfer of all or substantially all the Company’s assets or any other transaction the result of which is that the holders of the Common Stock of the Company immediately prior to the consummation of such transaction would cease to own at least a majority of the issued and outstanding shares of common stock of the resulting company (or, if such resulting company is a subsidiary, then the ultimate parent company), (B) approval of a shareholder rights plan, (C) amendments to the Company’s articles of incorporation or bylaws that diminish shareholder rights relative to the rights shareholders have with respect to the Company as of the date hereof, (D) new or amended equity incentive compensation plans submitted for shareholder approval, (E) any other matter that restricts rights of shareholders or (F) any issuance of securities of the Company (each an "Extraordinary Transaction")). Each member of the Clinton Group shall also cause, and shall cause its respective Affiliates to cause, all shares of Common Stock or Other Securities for which they have the right to vote to be present for quorum purposes and to be voted at the Company’s 2015 Annual Meeting or at any adjournments or postponements thereof, in accordance with the recommendation by the Board with respect to the election of Mr. McWhirter, Mr. McWilliams, the Director Designees and each of the Board’s nominees that is currently an incumbent director for election to the Board, and ratification of the Company’s independent registered public accounting firm. Not later than one (1) business day prior to such meeting of shareholders, each member of the Clinton Group shall vote in accordance with this Section 2.4 and shall not revoke or change any such vote in accordance with the terms of this Agreement unless such revocation or change is recommended by the Board.

SECTION 2.5 Actions by the Clinton Group. Clinton, on behalf of itself and each member of the Clinton Group, agrees that, during the Standstill Period, and subject to any rights granted to Clinton or members of the Clinton Group in this Agreement, it shall not, and shall cause its Affiliates not to, unless specifically requested or authorized in writing by a resolution of the Board, directly or indirectly

(a) form, join, or in any other way participate in, a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock or Other Securities or otherwise act in concert with any person in respect of such securities, or deposit any shares of Common Stock or Other Securities in a voting trust or similar arrangement, or subject any shares of Common Stock or Other Securities to any voting agreement or pooling arrangement, or grant any proxy, designation or consent with respect to any shares of Common Stock or Other Securities (other than to a designated representative of the Company pursuant to a proxy or consent solicitation on behalf of the Board), other than solely with one or more Affiliates or Associates (other than portfolio or operating companies) of the Clinton Group (it being understood that the holding by persons or entities of shares of Common Stock or Other Securities in accounts or through funds not managed or controlled by the Clinton Group or any Affiliate or Associate of the Clinton Group shall not give rise to a violation of this Section 2.5(a) solely by virtue of the fact that such persons or entities, in addition to holding such securities in such manner, are investors in funds and accounts managed by the Clinton Group or any of its Affiliates or Associates and, in their capacity as such, are or may be deemed to be members of a “group” with the Clinton Group within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock or Other Securities; provided there does not exist as between such persons or entities, on the one hand, and any member of the Clinton Group or any of its Affiliates or Associates, on the other hand, any agreement, arrangement or understanding with respect to any action that would otherwise be prohibited by this Section 2.5);

(b) solicit proxies, designations or written consents of shareholders, or conduct any binding or nonbinding referendum with respect to Common Stock or Other Securities, or make or in any way participate in any “solicitation” of any “proxy” within the meaning of Rule 14a-1 promulgated by the SEC under the Exchange Act (but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) from the definition of “solicitation”) to vote any shares of Common Stock or Other Securities with respect to any matter, or become a “participant” in any contested solicitation for the election of directors with respect to the Company (as such terms are defined or used in the Exchange Act and the Rules promulgated thereunder), other than solicitations or acting as a “participant” in support of the recommendations of the Board;

(c) (i) seek to call, request the call of, or call a special meeting of the shareholders of the Company, or make or seek to make a shareholder proposal (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise) at any meeting of the shareholders of the Company or in connection with any action by consent in lieu of a meeting, (ii) make a request for a list of the Company’s shareholders, (iii) seek election to the Board or seek to place a representative on the Board (other than as expressly set forth in Section 2.1), (iv) seek the removal of any director from the Board, (v) publicly make any recommendation with respect to the voting of any Common Stock or Other Securities of the Company, (vi) make any recommendation to any other shareholder of the Company to vote contrary to the recommendation of the Board on any matter presented to the Company’s shareholders for their vote, (vii) publicly seek any change in the composition of the Board, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board or (viii) otherwise acting alone or in concert with others, seek to control the governance or policies of the Company;

(d) propose, seek to propose, offer or participate (other than to the extent and on the same basis as shareholders of the Company may participate) in (i) any effort to acquire the Company or any of its subsidiaries or any material assets or operations of the Company or any of its subsidiaries, (ii) any effort to engage in a transaction or enter into any agreement that would result in Economic Ownership by any person or entity (whether or not a member of the Clinton Group) or group (as defined in Section 13(d)(3) of the Exchange Act) of more than 10% of the outstanding shares of Common Stock at any time or outstanding voting power of the Company at any time, (iii) any tender offer, exchange offer, merger, acquisition, share exchange or other business combination or “change in control” (as such term is used in Item 6 of Schedule 14A) transaction involving the Company or any of its subsidiaries, (iv) any recapitalization, restructuring, liquidation, disposition, dissolution or other extraordinary transaction involving the Company, any of its subsidiaries or any material portion of their businesses or (v) arrange, or in any way participate in, any financing for the purchase by any person of shares of Common Stock or any Other Securities, assets or businesses of the Company or any of its Affiliates;

(e) publicly disclose, or cause or facilitate the public disclosure (including without limitation the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of, any intent, purpose, plan or proposal to obtain any waiver, consent under, or amendment of, any of the provisions of Section 2.4 or Section 2.5, or otherwise bring any action or otherwise act to contest the validity or enforceability of any provision of this Agreement;

(f) make or issue or cause to be made or issued any public disclosure, announcement or statement (including without limitation the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) (i) in support of any solicitation described in paragraph (b) above (other than solicitations on behalf of the Board), (ii) in support of any matter described in paragraph (c) above, (iii) concerning any potential matter described in paragraph (d) above; or

(g) enter into any discussions, negotiations, agreements or understandings with any person or entity with respect to the foregoing, or advise, assist, encourage, support or seek to persuade others to take any action with respect to any of the foregoing, or act in concert with others or as part of a group (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any of the foregoing.

Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict any member of the Clinton Group or any Director Designee, as applicable, from: (A) exercising his or her rights and fiduciary duties as a director of the Company, (B) except as provided otherwise in this Section 2.5, voting all of his, her or its voting securities of the Company in his, her or its discretion, (C) communicating privately with the Board or any of the Company’s officers regarding any matter so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, (D) subject to Section 2.6(c), making any public statement or announcement with respect to an Extraordinary Transaction (other than clause (D) of the definition thereof) proposed by the Company that requires a vote of the shareholders and that is publicly announced by the Company after the date of this Agreement, (E) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over Clinton, any Director Designee or any of their respective Affiliates or (F) making a bid or proposal to the Company in response to the Company's requests for such bids or proposals.

SECTION 2.6 Additional Representations and Agreements by the Parties.

(a) On or before 9:00 a.m., New York City time, on the first Business Day after this Agreement has been executed, the Company and Clinton shall issue a joint press release, in the form attached hereto as Exhibit B (the “Press Release”) and the Company shall file a Current Report on Form 8-K with the SEC disclosing and attaching as exhibits this Agreement and the Press Release.   Except as required by law or the rules of any stock exchange, none of the parties hereto will make any public statements or issue any press release (including in any filings with the SEC or any other regulatory or governmental agency, including any stock exchange) concerning or relating to this Agreement other than the statements in the Press Release and the Form 8-K without (i) in the case of the Company, the prior written approval of Clinton, not to be unreasonably withheld, and (ii) in the case of Clinton, the prior written approval of the Company, not to be unreasonably withheld.

(b) The Company acknowledges that, as of the date of this Agreement, each of the Director Designees and Mr. McWilliams qualifies as an “independent director” for purposes of Section 303A of the Listed Company Manual of the New York Stock Exchange:

(c) During the Standstill Period, no member of the Clinton Group shall, and each member of the Clinton Group shall cause its respective Affiliates not to, make, or cause to be made, (i) any comments, statements or announcements by press release or similar public statement to the press, securities analysts or media, or in any SEC filing, that is disparaging, calls into disrepute, defames, slanders or which can reasonably be construed to be defamatory or slanderous to, the Company, the Company's partners, officers, directors or employees or the Company’s businesses, operations, strategic plans or strategic direction or (ii) any comments or statements, whether publicly or privately, to any third party concerning the Board or the management of the Company, with the intent or purpose of defaming or disparaging the Board or the management of the Company. During the Standstill Period, neither the Company nor any of its officers or directors, shall make, or cause to be made, (i) by press release or similar public statement, including to the press, securities analysts or media or in an SEC filing, any statement or announcement that is disparaging, calls into disrepute, defames, slanders or which can reasonably be construed to be defamatory or slanderous to, any member of the Clinton Group or their officers, directors or employees or (ii) any comments or statements, whether publicly or privately, to any third party concerning any member of the Clinton Group or their officers, directors or employees with the intent or purpose of defaming or disparaging any member of the Clinton Group or their officers, directors or employees. The foregoing shall not apply to compelled testimony, either by legal process, subpoena or otherwise, or if the comments or statements of the type covered by this Section 2.6(c) are required to be made by law or regulation.

(d) Upon the execution of this Agreement by the Parties, the Clinton Group shall be deemed to have terminated the pending proxy contest with respect to the election of directors at the 2015 Annual Meeting and shall take no further action in that regard.

ARTICLE III

OTHER PROVISIONS

SECTION 3.1 Specific Performance; Other Remedies.

(a) Each Party hereby acknowledges and agrees, on behalf of itself and its Affiliates, that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the State of Maryland or, if such courts do not accept jurisdiction then any state or federal court in the State of New York, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

(b) Each Party agrees, on behalf of itself and its Affiliates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought in any state or federal court in the State of Maryland, or, if such courts do not accept jurisdiction then any state or federal court in the State of New York (and the Parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 3.4 will be effective service of process for any such action, suit or proceeding brought against any Party in any such court. Each Party, on behalf of itself and its Affiliates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the State of Maryland, or, if such court does not accept jurisdiction then any state or federal court in the State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.

(c) Each Party agrees, on behalf of itself and its Affiliates, that any controversy which may arise under this Agreement is likely to involve difficult and complicated issues, and therefore such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or any confidentiality agreement entered into in connection with the matters contemplated herein, or the breach, termination or validity of this Agreement or any such confidentiality agreement or the matters contemplated herein. Each Party hereby certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented expressly or otherwise that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) such Party understands and has considered the implications of this waiver, and (iii) such Party makes this waiver voluntarily.

SECTION 3.2 Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the Parties. No rights under this Agreement shall be deemed waived absent a written waiver by the Party granting the waiver.

SECTION 3.3 Definitions. For purposes of this Agreement:

(a) The terms “Affiliate” and "Associate" have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, that the term “Affiliate” shall not include any portfolio or operating company of any member of the Clinton Group for which all of the following conditions are satisfied: (i) whose equity securities are registered under the Exchange Act (or are publicly traded in a foreign jurisdiction), (ii) as to which the Clinton Group and its Affiliates own less than a majority of the total voting power of all outstanding voting securities and do not have representatives or designees who occupy a majority of the seats on the board of directors or other similar governing body of such portfolio or operating company and do not otherwise control (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act) such portfolio or operating company, and (iii) to which no non-public information about the Company has been made available by any Director Designee or any member of the Clinton Group or any of their Affiliates. For purposes of this Agreement, the members of the Clinton Group, on the one hand, and the Company, on the other, shall not be deemed to be Affiliates of each other.

(b) The terms “Beneficial Owner,” “Beneficially Own” and “Beneficial Ownership” shall have the same meanings as set forth in Rule 13d-3 (“Rule 13d-3”) promulgated by the SEC under the Exchange Act. The terms “Economic Owner,” “Economically Own” and “Economic Ownership” shall have the same meanings as “Beneficial Owner,” “Beneficially Own” and “Beneficial Ownership” except that a person will also be deemed to “Economically Own,” to be the “Economic Owner” and to have “Economic Ownership” of (i) all shares of Common Stock which such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional, and (ii) all shares of Common Stock in which such person has any economic interest, including, without limitation, pursuant to a cash settled call option or other derivative security, contract or instrument in any way related to the price of shares of Common Stock.

(c) The “Standstill Period” means the period from the date of this Agreement through the earliest of (i) the date that the Company shall notify the Clinton Group that the Company has determined to not nominate any of the Director Designees for election at the 2016 Annual Meeting (which notice, if given, shall comply with Section 2.1(c) and be given at least ten (10) business days prior to the deadline for the submission of stockholder nominations of directors in respect of the 2016 Annual Meeting set forth in the Bylaws of the Company, as amended); (ii) the date that is twenty-five (25) days prior to the deadline for the submission of stockholder nominations of directors in respect of the 2016 annual meeting of stockholders of the Company set forth in the Bylaws of the Company, as amended; and (iii) the date that is seven (7) days after the date, if any, that Clinton (on behalf of the Clinton Group) provides written notice in good faith to the Company that the Company has materially breached any of its commitments or obligations under this Agreement (specifying the relevant acts), except that if such material breach can be cured, the Company shall have seven (7) days after the date of such written notice within which to cure its material breach and this clause (iii) shall not apply in the event of such cure.

SECTION 3.4 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by facsimile, when such facsimile is transmitted to the facsimile number set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:

Campus Crest Communities, Inc.
2100 Rexford Rd, Suite 40.
Charlotte, North Carolina 28211

Facsimile: [ ]

Attention: CEO

with a copy to:

Kilpatrick Townsend & Stockton, LLP
1100 Peachtree Street, NE, Suite 2800.
Atlanta, Georgia 30309-4530
Facsimile: (404) 541-3121
Attention: W. Benjamin Barkley, Esq.

if to the Clinton Group:

Clinton Group, Inc.
601 Lexington Ave., 51st Floor
New York, New York 10022
Facsimile: (208) 728-8007
Attention: Joseph A. De Perio

with a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022

Facsimile: (212) 593-5955
Attention: Marc Weingarten, Esq. and Eleazer Klein, Esq.

SECTION 3.5 Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement, the relationship of the Parties, and/or the interpretation and enforcement of the rights and duties of the Parties shall be governed by and construed and enforced in accordance with the laws of the State of Maryland, without regard to any conflict of law provisions thereof.

SECTION 3.6 Further Assurances. Each Party agrees to take or cause to be taken such further actions, and to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be reasonably required or requested by the other Parties in order to effectuate fully the purposes, terms and conditions of this Agreement.

SECTION 3.7 Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns, and nothing in this Agreement is intended to confer on any person other than the Parties or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. The rights and obligations under this Agreement may not be transferred without the consent of the other Parties and any transfer in violation of this sentence shall be null and void.

SECTION 3.8 Fees and Expenses. Concurrently with the execution of this Agreement, the Board shall authorize the reimbursement to the Clinton Group of up to $150,000.00 of the documented out-of-pocket third party expenses incurred by the Clinton Group in connection with this Agreement and related matters, and such reimbursement shall be paid to the Clinton Group within ten business days of the date such expenses are submitted. Except as set forth in the preceding sentence, each Party shall bear all fees and expenses incurred by such Party in connection with this Agreement and the circumstances giving rise hereto, and no Party shall seek or be entitled to reimbursement of any such fees and expenses from the other Party.

SECTION 3.9 Counterparts; Miscellaneous. This Agreement may be executed and delivered (including by facsimile transmission or .pdf) in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The headings used herein are for convenience only and the Parties agree that such headings are not to be construed to be part of this Agreement or to be used in determining the meaning or interpretation of this Agreement. Unless the context otherwise requires, whenever used in this Agreement the singular shall include the plural, the plural shall include the singular, and the masculine gender shall include the neuter or feminine gender and vice versa. Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. If any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, then the remainder of this Agreement will continue in full force and effect so long as the remaining provisions do not fundamentally alter the relations among the Parties.

SECTION 3.10 Interpretation. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

COMPANY: CAMPUS CREST COMMUNITIES, INC. By: /s/ David Coles Name: David Coles Title: Interim Chief Executive Officer

THE CLINTON GROUP: CLINTON RELATIONAL OPPORTUNITY MASTER FUND By: /s/ Joseph A. de Perio Name: Joseph A. de Perio Title: Senior Portfolio Manager

SCHEDULE A

As of May 1, 2015, the Clinton Group Economically Owns, in the aggregate, 1,026,582 shares of Common Stock, comprised of 951,582 shares and 75,000 long call options, representing Beneficial Ownership (based upon the 64,659,415 shares of Common Stock outstanding as of March 26, 2015, as reported in the Issuer's Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on April 1, 2015) of 1.6% of the Common Stock, as follows: (a) 404,420 shares of Common Stock, comprised of 366,920 shares and 37,500 long call options, are beneficially owned by Clinton Relational Opportunity Master Fund, L.P. (“CREL”) (which includes the 375 shares of Common Stock held in record name); (b) 404,420 shares of Common Stock, comprised of 366,920 shares and 37,500 long call options, may be deemed to be beneficially owned by Clinton Relational Opportunity, LLC (“CRO”) by virtue of an investment management agreement with CREL; (c) 411,350 shares of Common Stock, comprised of 373,850 shares and 37,500 long call options, are held in a mutual fund portfolio with whom Clinton Group, Inc. ("CGI") has a sub-advisory agreement (“CASF”); (d) 180,812 shares of Common Stock are held by a mutual fund portfolio with whom CGI has a sub-advisory agreement (“WKCAX”); (e) 30,000 shares of Common Stock are held by GEH Capital, Inc. ("GEHC"); (f) 996,582 shares of Common Stock may be deemed to be beneficially owned by CGI, by virtue of (i) an investment management agreement with CREL and (ii) its relationship as sub-advisor to each of CASF and WKCAX and (g) 1,026,582 shares of Common Stock may be deemed to be beneficially owned by Mr. Hall by virtue of his direct and indirect control of CREL and CGI and indirect ownership of GEHC

CLINTON GROUP MEMBERS

Clinton Group, Inc.

Clinton Relational Opportunity, LLC

Clinton Relational Opportunity Master Fund, L.P.

GEH Capital, Inc.

George E. Hall

EXHIBIT A

TRANSACTION COMMITTEE CHARTER

CAMPUS CREST COMMUNITIES, INC.

Transactions Committee Charter

The Board of Directors (the “Board”) of Campus Crest Communities, Inc. (the “Company”) has adopted this charter for its Transactions Committee (the “Committee”).

I. PURPOSE AND SCOPE

The primary function of the Committee is to exercise the responsibilities and duties set forth below, including, but not limited to, assisting the Board in carrying out its oversight responsibilities relating to potential financing opportunities, mergers, acquisitions, divestitures and other strategic transactions outside the ordinary course of the Company’s business (“Strategic Transactions”). In that regard, the Committee shall (a) study, review, monitor and evaluate potential Strategic Transactions for the Company; (b) study, review, monitor and evaluate potential opportunities to discharge, amend, repay or refinance existing indebtedness of the Company and/or its subsidiaries; (c) seek fairness of process with respect to proposed Strategic Transactions; (d) engage in a determination of whether the terms of any proposed Strategic Transaction are fair and reasonable and in the best interest of the Company’s shareholders; and (e) make recommendations to the Board with respect thereto.

II. COMPOSITION

The Committee shall be comprised of no less than three members of the Board as appointed by the Board. A majority of the members of the Committee must be affirmatively determined by the Board to meet the independence standards promulgated by the New York Stock Exchange and/or any other exchange upon which securities of the Company are traded. Each member of the Committee shall also be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.

The Board shall appoint the members of the Committee annually. Committee members shall serve at the pleasure of the Board and for such term or terms as the Board may determine. Committee members may be added, removed or replaced by the Board in its complete discretion.

The Chairman of the Committee shall be designated by the Board. The Chairman shall be responsible for presiding over Committee meetings, preparing Committee agendas and determining the informational needs of the Committee. The Committee may form and delegate any of its responsibilities, as permitted by applicable laws and regulations, to a subcommittee composed of one or more members of the Committee.

The Committee shall meet as frequently as the discharge of its responsibilities shall require, as determined by the Committee or its Chairman, and may take action by unanimous written consent. The Committee may request any other director, officer or employee of the Company or its subsidiaries or any of the Company’s or its subsidiaries’ outside advisors to attend any meeting of the Committee or to meet independently with any of the foregoing.

A quorum of the Committee shall consist of a majority of its members. All actions of the Committee must be approved by a majority vote of the members present, unless there are only two members present, in which case such actions require a unanimous vote.

The Committee shall report regularly to the Board, including at regular meetings of the Board, on the Committee’s findings and recommendations and any other matters the Committee deems appropriate, and shall maintain minutes of Committee meetings and activities. The Committee’s report to the Board may take the form of an oral report by the Chairman or by any other member of the Committee designated by the Committee to make this report.

III. RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties, the Committee shall:

•	Review, and provide guidance to management and the Board with respect to, the Company’s strategies for Strategic Transactions.

•	Assist management and the Board with the identification of Strategic Transaction opportunities.

•	Assist management and the Board with review of proposals made by management forStrategic Transactions.

•	Consider and make recommendations to the Board as to proposed Strategic Transactions.

•	Provide periodic reports to the Board of any Strategic Transactions being considered by management.

•	Exercise such additional powers and duties as may be reasonable, necessary or desirable, in the Committee’s discretion, to fulfill its duties under this charter.

•	Perform any other activities or responsibilities as may be delegated to the Committee, from time to time, by the Board.

•	Annually evaluate its own performance and report the results of such evaluation tothe Board.

IV. INVESTIGATIONS, STUDIES AND OUTSIDE ADVISORS

The Transactions Committee may conduct or authorize investigations into or studies of matters within the Transactions Committee’s scope of responsibilities with full access to all books, records, facilities and personnel of the Company. With the approval of the Board, the

Transactions Committee may retain outside legal counsel (who may but need not be the regular corporate counsel to the Company), accountants, investment bankers, search firms or other advisors of its choice to assist it in connection with its functions, as it deems necessary or appropriate.

V. LIMITATION OF COMMITTEE’S ROLE

Nothing contained in this Charter is intended to expand applicable standards of liability under statutory or regulatory requirements for the directors of the Company or the members of the Committee. This Charter is intended as a component of the flexible governance framework within which the Board, assisted by its committees, directs the affairs of the Company. While it should be interpreted in the context of all applicable laws, regulations and listing requirements, as well as in the context of the Company’s Articles of Incorporation and Bylaws, it is not intended to establish by its own force any legally binding obligations, although it is intended to provide legal authorization to the Committee as set forth herein. The purposes and responsibilities outlined in this Charter are meant to serve as guidelines rather than as inflexible rules and the Committee is permitted to adopt, by majority vote approved by the Board, such additional procedures and standards as it deems necessary from time to time to fulfil its responsibilities.

EXHIBIT B

PRESS RELEASE

FOR IMMEDIATE RELEASE

Campus Crest Communities Announces Settlement Agreement with Clinton Group

Appoints New Members of Transaction Committee to Oversee Ongoing Strategic Review

Finalizes Retention of Alvarez & Marsal’s David Coles and John Makuch

CHARLOTTE, N.C., May 4, 2015, --Campus Crest Communities, Inc. (NYSE: CCG) (the “Company” or “Campus Crest”), an owner and manager of high-quality student housing properties, today announced that it has entered into an agreement with the Clinton Group, Inc. and its affiliated funds (“Clinton”) in connection with the Company’s 2015 Annual Meeting of Shareholders. Under the terms of the agreement, Campus Crest has appointed Raymond C. Mikulich and Randall H. Brown, previously nominated by Clinton, to the Company’s Board of Directors and has also appointed Curtis B. McWilliams to the Board. With the appointment of Messrs. McWilliams, Mikulich and Brown, the Campus Crest Board of Directors will expand to 8 directors, all of whom are independent.

Richard Kahlbaugh, Non-Executive Chairman of the Campus Crest Board of Directors, stated, “Curtis, Raymond, and Randall are accomplished real estate industry veterans who bring extensive financial, executive and investment experience as well as fresh perspectives to our Board of Directors. Campus Crest has an outstanding portfolio of premier assets and we look forward to further advancing our ongoing strategic review process and delivering enhanced value for all Campus Crest shareholders.”

Additionally, as part of the settlement agreement with Clinton, the Board announced that it has changed the composition of the existing three person Transaction Committee which has been overseeing the ongoing strategic alternatives process. The Transaction Committee will be comprised of Curtis McWilliams, Raymond Mikulich and Richard Kahlbaugh and will be chaired by Mr. McWilliams. Further, as part of the agreement, Campus Evolution Villages, LLC has been invited to sign a non-disclosure agreement and participate in the Board’s strategic alternatives process. By so doing, the Campus Crest Board will evaluate Campus Evolution’s proposed ideas for value creation against all other strategic opportunities it considers throughout its alternatives process.

Under the oversight of the Transaction Committee, Campus Crest will continue its comprehensive and thorough analysis to explore a broad range of strategic, operational and financial alternatives to further enhance shareholder value. While there can be no assurance that the exploration process will result in a transaction, and the Company has not set a definitive timetable for completion of the process, the Company expects to provide an update on its first quarter 2015 conference call, which it expects to hold on May 29, 2015.

Joseph A. De Perio, Senior Portfolio Manager at Clinton Group stated, “We are pleased that our dialogue with Campus Crest has resulted in this agreement. The addition of three independent directors to the Board will help bring additional perspectives as the Company continues its thorough analysis to explore a broad range of strategic, operational and financial alternatives under the oversight of the Transaction Committee. I am confident that the Committee, in consultation with the Company’s financial and legal advisors, will come to a solution that benefits all Campus Crest stakeholders.”

Andrew Stark, CEO of Campus Evolution Villages, stated “Campus Evolution Villages believes the governance enhancement is a positive step for the Company and all stockholders. We look forward to participating in the strategic alternatives process moving forward.”

The Company also announced that the Board has finalized the retention of Alvarez & Marsal North America, LLC (“Alvarez & Marsal”) to support its ongoing efforts to improve financial and operational controls and efficiency, support the strategic alternatives process and deliver enhanced shareholder value. As part of Alvarez & Marsal's mandate, the Board has appointed David Coles as interim Chief Executive Officer and John Makuch as interim Chief Financial Officer.

David Coles, Interim Chief Executive Officer, said, “I am pleased that the Board has reached this agreement with Clinton, which allows the Board and management team to focus on running the business and improving financial and operational performance for the benefit of all of the Company’s stakeholders.

We look forward to working together with the Company’s new directors to successfully execute on Campus Crest’s strategic repositioning and ongoing strategic review process.”

About Curtis B. McWilliams

Curtis McWilliams is a real estate industry veteran with over 25 years of experience in finance and real estate. Mr. McWilliams currently serves as a member of the Ashford Hospitality Prime, Inc, Board of Directors and retired from his position as President and Chief Executive Officer of CNL Real Estate Advisors, Inc. in 2010 after serving in such role since 2007. CNL Real Estate Advisors, Inc. provides advisory services relating to commercial real estate acquisitions and asset management and structures strategic relationships with U.S. and international real estate owners and operators for investments in commercial properties across a wide variety of sectors. From 1997 to 2007, Mr. McWilliams also served as the President and Chief Executive Officer, as well as serving as a director from 2005 to 2007, of Trustreet Properties, Inc., which under his leadership became the then-largest publicly-traded restaurant real estate investment trust ("REIT") with over $3.0 billion in assets. Mr. McWilliams has approximately 13 years of experience with REITs and, during his career at CNL Real Estate Advisors, Inc., helped launch and then served as the President of two REIT joint ventures between CNL and Macquarie Capital and the external advisor for both such REITs. Mr. McWilliams previously served on the board of directors and as the audit committee chairman of CNL Bank, a state bank in the State of Florida, from 1999 to 2004. Mr. McWilliams also has approximately 13 years of investment banking experience at Merrill Lynch & Co., where he started as an associate and later served for several years as a Managing Director. Mr. McWilliams has a Master's in Business with a Concentration in Finance from the University of Chicago Graduate School of Business and a Bachelor of Science in Engineering in Chemical Engineering from Princeton University.

About Raymond C. Mikulich

Raymond Mikulich is a veteran real estate finance and investment professional who has successfully navigated five real estate cycles in his 40 year career. He currently serves as the Chairman of Altus Group Limited, a real estate software, services and data company listed on the Toronto stock exchange. He is also Managing Partner and Chief Investment Officer of Ridgeline Capital Group and the Chief Executive Officer of HomeLPC, LLC, a real estate investment companies based in New York, NY. He served as the head of Apollo Global Real Estate North America from September 2010 until December 2011 and was co-head and functioned as chief executive officer of Lehman Brothers Real Estate Private Equity from 1999 through March 2007 and Head of Lehman Brothers’ Real Estate Investment Banking prior to that. Mr. Mikulich was a managing director of Lehman Brothers and a member of the firm's private equity investment and operating committees. Prior to joining Lehman Brothers in 1982, Mr. Mikulich was with LaSalle National Bank, Chicago, and its parent, ABN/AMRO, for seven years, where he was involved in property acquisitions and joint ventures on behalf of European pension funds, real estate and REIT restructurings and lending. He has served as a Trustee of the Urban Land Institute, on the Board of The Real Estate Roundtable, as a member of the Advisory Board of the National Association of Real Estate Investment Trusts (NAREIT) as well as numerous other industry organizations and the Real Estate Advisory Boards at Harvard, Columbia and the University of Wisconsin.

About Randall H. Brown

Randall H. Brown is an accomplished REIT industry veteran with 20 years experience working in real estate management. Mr. Brown was a co-founding officer of Education Realty Trust (NYSE: EDR), a $2 billion real estate investment trust specializing in the development, ownership, and management of collegiate apartments across the United States. He served as Executive VP, Chief Financial Officer and treasurer from January 2005 to June 2014 and was responsible for the financial management of the company, capital markets and investor relations, as well as providing executive management of the IT, Tax, and HR functions. Prior to Education Realty Trust, he served as Chief Financial Officer of Allen & O’Hara and prior to that he was director of corporate finance at Promus Hotels, Inc.

About Campus Crest Communities, Inc.

Campus Crest Communities, Inc. is a leading owner and manager of high-quality student housing properties located close to college campuses in targeted markets. It has ownership interests in 84 student housing properties with over 46,000 beds across North America. Additional information can be found on the Company's website at http://www.campuscrest.com.

Additional Information and Where to Find It

The Company, its directors and certain executive officers are participants in the solicitation of proxies from shareholders in connection with the Company's 2015 Annual Meeting of Shareholders (the "Annual Meeting"). The Company plans to file a proxy statement (the "2015 Proxy Statement") with the Securities and Exchange Commission (the "SEC") in connection with the solicitation of proxies for the Annual Meeting. Information regarding the names of the Company's directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company's proxy statement for its 2014 annual meeting of shareholders, filed with the SEC on March 12, 2014. Additional information can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 31, 2015. To the extent holdings of the Company's securities have changed since the amounts printed in the proxy statement for the 2014 annual meeting of shareholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents are available free of charge at the SEC's website at www.sec.gov. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the 2015 Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting.

Promptly after filing its definitive 2015 Proxy Statement with the SEC, the Company will mail the definitive 2015 Proxy Statement and a white proxy card to each shareholder entitled to vote at the Annual Meeting. SHAREHOLDERS ARE URGED TO READ THE 2015 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain, free of charge, copies of the definitive 2015 Proxy Statement and any other documents filed by the Company with the SEC in connection with the Annual Meeting at the SEC's website (http://www.sec.gov), at the Investors section of the Company's website (http://www.campuscrest.com) or by writing to Investor Relations, Campus Crest Communities, Inc., 2100 Rexford Road, Suite 414, Charlotte, NC 28211.

Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts" or "potential" or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company's control that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, except as otherwise required by federal securities laws, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company's future results to differ materially from any forward-looking statements, see the risk factors discussed in the Company's most recent Annual Report on Form 10-K, as updated in the Company's Quarterly Reports on Form 10-Q.

Contact:

Investor Relations

(704) 496-2571 Investor.Relations@CampusCrest.com